Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement by and between Verso Corporation, a Delaware corporation (the “Company”), and Leslie T. Lederer (“Executive”) (each a “Party” and collectively, the “Parties”) is made as of November 11, 2019 (the “Effective Date”).

WHEREAS, Executive currently serves as the Company’s Interim Chief Executive Officer pursuant to an employment agreement with Company, dated as of April 5, 2019 (the “Prior Agreement”);

WHEREAS, the Company has entered into the certain Membership Interest Purchase Agreement, dated as of November 11, 2019, by and among Pixelle Specialty Solutions LLC as purchaser, Verso Paper Holding LLC, as seller, the Company, as seller parent, and Verso Androscoggin LLC, as the target company (the “Transaction Agreement”), pursuant to which Pixelle Specialty Solutions LLC will acquire 100% of the issued and outstanding membership interests of Verso Androscoggin LLC (the “Transaction”);

WHEREAS, in connection with the completion of the Transaction Agreement, Executive has determined to step down as the Interim Chief Executive Officer of the Company in order to fully focus on facilitating the consummation of the Transaction; and

WHEREAS, in connection with the change in Executive’s position, the Company and Executive desire to enter into this employment agreement (the “Agreement”) to secure Executive’s continuing employment through the Closing Date (as defined in the Transaction Agreement) pursuant to the terms, provisions and conditions set forth herein, which will govern the terms of Executive’s employment with the Company as of the Effective Date.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:

1.           Employment Period. Subject to earlier termination in accordance with Section 3 hereof, Executive shall be employed by the Company for a period commencing on the Effective Date and continuing until terminated pursuant to Section 3 hereof (the “Employment Period”).

2.           Terms of Employment.

(a)               Position. During the Employment Period, Executive shall serve as Senior Transaction Advisor (“Advisor”) of the Company and will perform such duties with regard to the Transaction as are prescribed from time to time by the Board of Directors of the Company (the “Board”). During the Employment Period, Executive shall report directly to the Board. Due to the interim nature of Executive’s position, Executive shall be exempt from any minimum stock ownership requirements that would otherwise apply to executive officers of the Company.

(b)               Duties. During the Employment Period, Executive shall have such responsibilities, duties, and authority that are commensurate with the position of Advisor, subject at all times to the control of the Board, and shall perform such services consistent with such position as shall be assigned to Executive from time to time by the Board. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to use Executive’s commercially reasonable efforts to perform faithfully, effectively and efficiently Executive’s responsibilities and obligations hereunder; provided, however, that Executive shall be permitted to engage in charitable and educational activities, to manage Executive’s personal and family investments, to participate as a member of boards of directors and to engage in consulting services for other organizations, to the extent such activities are not competitive with the business of the Company, do not materially interfere with the performance of Executive’s duties for the Company and are otherwise consistent with the Company’s governance policies.

(c)               Compensation.

(i)                 Base Salary. During the Employment Period, Executive shall receive a base salary at the annual rate of two hundred and forty thousand dollars ($240,000) less all applicable withholdings, which shall be paid in cash in accordance with the customary payroll practices of the Company and prorated for partial calendar years of employment (as in effect from time to time, the “Base Salary”).

(ii)              Incentive Equity Award. Upon execution of the Prior Agreement, Executive was granted restricted stock units (“RSUs”) under the Notice of Management Stock Unit Award, Time-Based, dated April 5, 2019 with respect to 67,720 shares of common stock of the Company (the “Award Agreement”), pursuant to the terms of the Verso Corporation Performance Incentive Plan. In connection with the execution of this Agreement, the Award Agreement will be amended to reflect the terms set forth in this Section 2(c)(ii).

(A)             Vesting. The RSUs have vested as to ten (10%) percent prior to the Effective Date. The remaining ninety (90%) percent of the RSUs will vest on the Closing Date provided, that, the Executive has been continuously employed from the Effective Date through the Closing Date, except as otherwise provided in this Section 2(c)(ii)(A). If Executive’s employment is terminated by the Company without Cause or due to Executive’s disability or death prior to the Closing Date, then any unvested RSUs shall vest on the Closing Date as if Executive’s employment had continued through such date (the “Termination Protection”).

(B)              Forfeiture. Notwithstanding anything to the contrary in this Agreement, (i) in the event of the termination of the Executive’s employment by the Company for any reason other than Cause or pursuant to Section 3(a) following the Closing Date, in each case, all RSUs, whether or not vested, will be forfeited unless Executive executes a release of claims in a form reasonably determined by the Company consistent with common practice (“Release Requirement”); provided that the Release Requirement shall be deemed waived by the Company if the Company does not execute a similar release of claims against the Executive, adapted for an individual releasee and excluding any acts of willful malfeasance, gross negligence or breach of fiduciary duties on the part of the Executive, (ii) in the event of the termination of the Executive’s employment by the Company for Cause prior to the Closing Date, all RSUs, whether or not vested, will be forfeited, and (iii) in the event of any termination of Executive’s employment, other than a termination to which the Termination Protection applies, all unvested RSUs will be forfeited.

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(C)              Settlement. The Company will transfer, or cause to be transferred, to the Executive either one share of Company common stock or a cash payment equal to the value thereof in settlement of each outstanding vested RSU, as soon as practicable but in no event later than ten (10) days following the Closing Date; provided, however, if the Executive’s employment terminates prior to the Closing Date, other than a termination by the Company for Cause, and provided further such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), subject to the satisfaction of the Release Requirement, the Company will transfer, or cause to be transferred, to the Executive either one share of Company common stock or a cash payment equal to the value thereof in settlement of each outstanding vested RSU, as soon as practicable but in no event later than ten (10) days following the Executive’s separation from service.

(iii)            Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans generally available to employees of the Company, to the extent Executive meets the eligibility requirements of any such plans, and, in any event, subject to the terms of the applicable plans. Executive shall be entitled to take time off for vacation or illness in accordance with the Company’s policy for senior executives and to receive all other fringe benefits as are from time to time made generally available to senior executives of the Company.

(iv)             Expenses. During the Employment Period, Executive shall be entitled to receive reimbursement for all reasonable business expenses and any transportation (including travel to and from Miamisburg, Ohio) and reasonable temporary living expenses incurred by Executive in performance of Executive’s duties hereunder provided that Executive provides all necessary documentation in accordance with the Company’s reasonable policies. In addition, the Company shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive in connection with the negotiation and review of this Agreement and any documents ancillary thereto, not in excess of $5,000 upon reasonable substantiation.

3.             Termination of Employment.

(a)               General. Either Party may terminate Executive’s employment for any reason (or no reason) upon thirty (30) days advance written notice. The Executive’s employment hereunder shall automatically terminate without notice on the business day immediately following the Closing Date.

(b)               Cause. Executive’s employment may be terminated at any time by the Company for “Cause” without advance written notice. For purposes of this Agreement, “Cause” shall mean Executive’s (i) commission of, conviction for, plea of guilty or nolo contendere to, a felony, (ii) engaging in conduct that constitutes fraud or embezzlement in connection with Executive’s employment hereunder, (iii) engaging in conduct that constitutes gross negligence or willful misconduct in connection with Executive’s employment hereunder, (iv) breach of any material terms of Executive’s employment set forth herein that results in material harm to the Company, (v) a material breach of the Restrictive Covenant Agreement entered into between Executive and the Company as of April 5, 2019 (the “Restrictive Covenant Agreement”), or (vi) continued willful failure to substantially perform Executive’s duties or to follow a lawful direction of the Board. Executive’s employment shall not be terminated for “Cause” within the meaning of clauses (iv) or (vi) above unless Executive has been given written notice stating the basis for such termination and Executive is given fifteen (15) days to cure the act or omission that is the basis of any such claim.

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(c)               Death. Executive’s employment shall terminate automatically upon Executive’s death.

(d)               Notice of Termination. Any termination by either Party pursuant to Section 3(a) shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 8(g).

(e)               Date of Termination. “Date of Termination” means the earliest of (i) the date of Executive’s death, (ii) the business day immediately following the Closing Date or (iii) the date specified in a Notice of Termination in compliance with the applicable provisions of this Section 3.

4.                  Resignation of All Other Positions. Upon the execution of this Agreement, Executive shall be deemed to have resigned from all offices, including as Interim Chief Executive Officer, and any directorships with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

5.                  Obligations of the Company upon Termination. In the event of any termination of Executive’s employment pursuant to Section 3, the Company will provide Executive (or Executive’s estate and/or beneficiaries, as the case may be) with the following payments and/or benefits:(A) any earned but unpaid Base Salary through the Date of Termination, (B)  the amount of any unpaid expense reimbursements or other benefits to which Executive may be entitled hereunder, and (C) any other vested payments or benefits to which Executive or Executive’s estate may be entitled to receive under any of the Company’s benefit plans or applicable law, in accordance with the terms of such plans or law. The benefits described in clauses (A) and (B) of the preceding sentence shall be paid as soon as reasonably practicable but no later than the 30th day following the Date of Termination in a lump sum cash payment and the benefits described in clause (C) shall be paid in accordance with the terms of such applicable plans or law.

6.                  Restrictive Covenant Agreement. Executive acknowledges and agrees that the Restrictive Covenant Agreement shall remain in full force and effect in accordance with its terms.

7.                  Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) Executive is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement or other restriction with any other person or entity, which would be breached by entering into this Agreement, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

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8.	General Provisions.

(a)               Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that nothing in this Agreement is intended to or shall prevent, impede or interfere with Executive’s non-waivable right, without prior notice to Executive, to provide information to the government, participate in investigations, file a complaint, testify in proceedings regarding the Company’s past or future conduct, or engage in any future activities protected under the whistleblower statutes administered by any governmental agency, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

(b)               Entire Agreement and Effectiveness. Effective as of the Effective Date, this Agreement and the Restrictive Covenant Agreement embody the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation the Prior Agreement.

(c)               Successors and Assigns.

(i)                 This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

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(ii)              This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(d)               Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(e)               Enforcement.

(i)                        Arbitration. Except as otherwise provided for in the Restrictive Covenant Agreement, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the Parties are unable to resolve by mutual agreement, shall be settled by submission by either Executive or the Company of the controversy, claim or dispute to binding arbitration in Cincinnati, Ohio (unless the Parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the Parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be accompanied by a reasoned opinion, and shall be final, binding and conclusive on all Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. The Company will bear the totality of the arbitrator’s and administrative fees and costs. Each Party shall bear its own litigation costs and expenses; provided, however, that the arbitrator shall have the discretion to award the prevailing Party reimbursement of its or his reasonable attorney’s fees and costs, if such an award may be granted under the applicable statute at issue in the proceeding. Upon the request of any of the parties, at any time prior to the beginning of the arbitration hearing the parties may attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association. The Company will bear the totality of the mediator’s fee and administrative fees and costs.

(ii)                        Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

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(iii)            Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f)                Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g)               Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via electronic mail, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via electronic mail, five (5) days after deposit in the U.S. mail and one day after deposit for overnight delivery with a reputable overnight courier service.

If to the Company, to:

Verso Corporation

8540 Gander Creek Drive

Miamisburg, Ohio 45342

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park

New York, NY 10036
Facsimile: (212) 872-1002
Attention: Kerry Berchem

Email: kberchem@akingump.com

If to Executive, to:

Executive’s home and/or email address most recently on file with the Company

With a copy (which shall not constitute notice) to:

Sidley Austin LLP
1 S. Dearborn Street
Chicago, IL 60603
Attention: Matthew E. Johnson
Email: mjohnson@sidley.com

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(h)               Withholdings Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i)                 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby indefinitely.

(j)                 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. All references to a “Section” in this Agreement are to a section of this Agreement unless otherwise noted.

(k)               Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(l)                 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(m)        Indemnification. During the Executive’s employment and service as a director or officer (or both) and at all times thereafter during which the Executive may be subject to liability, the Executive shall be entitled to indemnification set forth in the Company’s Certificate of Incorporation and Bylaws and to the maximum extent allowed under the laws of the State of Delaware, and he shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries (other than any dispute, claim or controversy arising under or relating to this Agreement). Notwithstanding anything to the contrary herein, the Executive’s rights under this Section 7(m) shall survive the termination of his employment for any reason and the expiration of this Agreement for any reason.

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(n)       Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code, or shall comply with the requirements of such provision. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’ expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any provision in this Agreement to the contrary, if on the date of his termination from employment with the Company Executive is deemed to be a “specified employee” within the meaning of Code Section 409A and the Final Treasury Regulations using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. For purposes of clarity, the six (6) month delay shall not apply in the case of severance contemplated by Treasury Regulations Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein. Notwithstanding any of the foregoing to the contrary, the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Code Section 409A.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

Verso Corporation

By:	/s/ Alan Carr
Name:	Alan Carr
Its:	Co-Chairman of the Board

EXECUTIVE

/s/ Leslie T. Lederer
Leslie T. Lederer

Signature Page to Employment Agreement